Exhibit 99.1

www.mscibarra.com

MSCI Inc. Reports Record Revenues for Fiscal Year 2008

New York – January 9, 2009 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the fourth quarter and full year ended November 30, 2008.

(Note:  Percentage changes are referenced to the comparable period in fiscal year 2007, unless otherwise noted.)

•	Operating revenues increased 5.7% to $107.4 million in fourth quarter 2008 and 16.5% to $431.0 million in fiscal year 2008.
•
Adjusted EBITDA decreased 1.4% to $48.6 million in fourth quarter 2008 for an adjusted EBITDA margin of 45.2% and increased 22.4% to $194.8 million for an adjusted EBITDA margin of 45.2% in fiscal year 2008. See Tables 9 and 14 each titled "Reconciliation of Adjusted EBITDA to Net Income."

•
Net income decreased 29.7% to $12.8 million ($0.13 per diluted share) in fourth quarter 2008 for a net income margin of 11.9% and decreased 15.8% to $68.3 million in fiscal year 2008 for a net income margin of 15.8%.  Please see “Factors Impacting Comparability of Our Financial Results” on page 2.

Henry A. Fernandez, Chairman and CEO, said “We had a very successful first year as a public company. We delivered record revenues and adjusted EBITDA in fiscal 2008 with growth of 16.5% and 22.4%, respectively. In the fourth quarter, our rate of revenue growth slowed to 5.7% compared to fourth quarter 2007 reflecting the impact of the challenging financial markets across several of our product categories, most notably on equity index asset based fees. Despite the difficult operating environment and higher expenses related to the separation from Morgan Stanley, we were able to generate a 45.2% adjusted EBITDA margin.”

“We experienced slower growth in new subscriptions and lower retention rates in the fourth quarter reflecting the adverse impact on our clients from the turmoil in the financial markets. Consequently, our subscription run rate at the end of the fourth quarter experienced minimal growth and our asset based fees run rate declined 27.0% compared to the end of the third quarter. The impact of this weakness will be reflected in our financial results during 2009. While volatility in the financial markets persists, we remain encouraged by the level of interest in our products from clients and our ability to capitalize on opportunities in a turbulent market,” added Mr. Fernandez.

Selected Financial Information

Table 1a
MSCI Inc.
Selected Income Statement Items

	Three Months Ended			Fiscal Year Ended
	November 30,			November 30,
Amounts in thousands, except per share data	2008	2007	Chg	2008	2007	Chg
Operating revenues	$107,416	$101,658	5.7%	$430,961	$369,886	16.5%
Operating expenses	$77,214	$60,791	27.0%	$295,171	$239,927	23.0%
Net income	$12,825	$18,239	(29.7%)	$68,268	$81,111	(15.8%)
% Margin	11.9%	17.9%		15.8%	21.9%
Diluted EPS	$0.13	$0.21	(38.1%)	$0.67	$0.96	(30.2%)

Operating expenses excluding founders grant [1]	$68,647	$59,972	14.5%	$269,586	$239,108	12.7%
Adjusted EBITDA [2]	$48,590	$49,278	(1.4%)	$194,845	$159,128	22.4%
% Margin	45.2%	48.5%		45.2%	43.0%

[1] Excludes certain equity-based compensation (founders grant) expenses of $8.6 million and $25.6 million for the three months and fiscal year ended November 30, 2008 and $0.8 million for the three months and fiscal year ended November 30, 2007.

[2] See Tables 9 and 14 each titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures.”

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Table 1b
MSCI Inc.
Selected Balance Sheet Items

	As of
	November 30,		August 31,
Amounts in thousands	2008	2007	2008
Cash and cash deposited with related parties	$268,077	$171,443	$246,452
Accounts receivable	$85,723	$77,748	$85,108
Total debt	$401,795	$425,000	$407,317

Factors Impacting Comparability of Our Financial Results
Net income and earnings per share (EPS) for fourth quarter and fiscal year 2008 are not comparable with fourth quarter and fiscal year 2007 primarily because of founders grant expense, changes in our capital structure and our initial public offering (IPO). See disclosures below for additional details.

Summary of Results for Fiscal Fourth Quarter 2008

Operating Revenues

Total operating revenues for the three months ended November 30, 2008 (fourth quarter 2008) increased 5.7% to $107.4 million compared to $101.7 million for the three months ended November 30, 2007 (fourth quarter 2007). The growth was driven by an increase in our revenues related to equity index data subscriptions and multi-asset class portfolio analytics, which were up 22.0% and 21.9%, respectively, in fourth quarter 2008. Within our subscription product categories, we experienced growth in all geographic regions. The impact on revenues from the change in foreign exchange rates in fourth quarter 2008 compared to fourth quarter 2007 was insignificant.

Our Aggregate Retention Rate (as defined in Table 2) declined to 80.6% for fourth quarter 2008 from 89.9% for fourth quarter 2007, partially due to increased product swaps between Equity Portfolio Analytics and Multi-Asset Class Portfolio Analytics. Our Core Retention Rate (as defined in Table 2) was 85.3% for fourth quarter 2008 compared to 90.6% for fourth quarter 2007.

At November 30, 2008, we had a total of 3,091 clients, excluding clients that pay only asset based fees, as compared to 2,926 at November 30, 2007 and 3,097 at August 31, 2008. The sequential decline in the client count largely reflects a decline in the number of hedge fund clients offset, in part, by an increase in the number of asset manager and asset owner clients.

Equity Indices:  Revenues related to Equity Indices increased 5.3% to $59.0 million in fourth quarter 2008 compared to the same period in 2007. Revenues from equity index data subscriptions were up 22.0% to $45.5 million in fourth quarter 2008 reflecting growth in subscriptions across all of our MSCI Global Investable Market Indices products, including developed market, emerging market and small cap indices and user fees.

Revenues attributable to equity index asset based fees decreased 27.9% to $13.5 million in fourth quarter 2008 compared to fourth quarter 2007 reflecting a decrease in our ETF asset based fee revenues. The average value of assets in ETFs linked to MSCI equity indices was $134.9 billion for fourth quarter 2008 compared to $176.9 billion for fourth quarter 2007. As of November 30, 2008, the value of assets in ETFs linked to MSCI equity indices was $119.0 billion, representing a decrease of $72.7 billion, or 37.9%, from $191.7 billion as of November 30, 2007. The $72.7 billion year-over-year decline in value of assets in ETFs linked to MSCI equity indices was attributable to $27.0 billion of net asset inflows, offset by $99.7 billion of net asset depreciation.

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Compared to third quarter 2008, equity index asset based fee revenues decreased 26.4%, largely reflecting declines in asset based revenues for ETFs and asset based fees for institutional indexed funds. The average value of assets in ETFs linked to MSCI equity indices declined 24.4% to $134.9 billion from $178.3 billion in the third quarter. The decline in the value of assets in ETFs linked to MSCI equity indices at the end of the fourth quarter compared to the third quarter was 28.4%, or $47.3 billion. The $47.3 billion decrease from August 31, 2008 was attributable to asset inflows of $15.9 billion and asset depreciation of $63.2 billion. The $15.9 billion of asset inflows was comprised of $14.5 billion of asset inflows into established ETFs supplemented by $1.4 billion of asset inflows into ETFs launched over the last twelve months.

The three MSCI indices with the largest amount of ETF assets linked to them as of November 30, 2008 were the MSCI EAFE, Emerging Markets and US Broad Market Indices. The assets linked to these indices were $29.6 billion, $22.6 billion and $8.2 billion, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products increased 2.8% to $32.5 million in fourth quarter 2008 compared to the same period in 2007. The year-over-year increase reflects new subscriptions to our proprietary equity risk data accessed directly and bundled with Aegis.

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased 21.9% to $9.4 million in fourth quarter 2008 compared to the same period in 2007. This increase reflects an increase of 31.9% to $7.1 million for BarraOne and a decrease of 1.3% to $2.3 million for Total Risk, which is a product that is in the process of being decommissioned. BarraOne revenue growth remained strong due to new client additions as well as sales to existing clients with notable strength among asset managers and asset owners in the Americas.

Other Products: Revenues from Other Products increased 3.4% to $6.5 million in fourth quarter 2008 compared to the same period in 2007. The increase reflects an increase of 15.3% to $4.5 million for our energy and commodity analytics products offset, in part, by a decrease of 4.5% to $1.6 million for fixed income analytics and a decrease of 40.1% to $0.4 million in asset based fees from investment products linked to MSCI investable hedge fund indices. The hedge fund indices revenues largely reflects lower asset based fees from investment products linked to these indices, caused by market depreciation and net asset outflows.

Operating Expenses

Operating expenses increased 27.0% to $77.2 million in fourth quarter 2008 compared to fourth quarter 2007. Excluding founders grant expenses (as described below), operating expenses increased 14.5% to $68.6 million in fourth quarter 2008. Excluding both founders grant expenses and allocation and replacement expenses related to Morgan Stanley services, operating expenses increased 4.6% to $54.4 million. The change in foreign exchange rates in fourth quarter 2008 compared to fourth quarter 2007 lowered operating expenses by $2.8 million.

In total, allocation and replacement expenses related to Morgan Stanley services were $14.2 million ($3.7 million of compensation and $10.5 million of non-compensation) in fourth quarter 2008 compared to $7.9 million ($0.5 million of compensation and $7.4 million of non-compensation) in fourth quarter 2007. Replacement expenses associated with services previously provided by Morgan Stanley were $11.9 million (including $1.9 million of depreciation expense and $4.1 million of non-recurring expenses) in fourth quarter 2008 compared to $1.3 million in fourth quarter 2007. The expense allocation from Morgan Stanley was $2.3 million in fourth quarter 2008 compared to $3.9 million in third quarter 2008 and $6.6 million in fourth quarter 2007. Please see tables 8a and 8b for details.

Compensation expense increased 24.1% to $42.5 million in fourth quarter 2008. Excluding founders grant expenses, compensation expense increased 1.5% to $33.9 million. The increase reflects higher compensation cost for new hires which was offset, in part, by a lower bonus accrual in fourth quarter 2008 and favorable foreign exchange rates which lowered compensation expense for staff located outside the United States. The number of full-time employees increased by 129 to 766 on November 30, 2008 from 637 on November 30, 2007 and by 42 from 724 on August 31, 2008. In fourth quarter 2008, we continued to increase our staff in emerging market centers. As of November 30, 2008, 28% of employees were located in emerging market centers compared to 18% as of November 30, 2007. On

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November 30, 2008, 141 full-time employees were located in Mumbai and Budapest compared to 67 on November 30, 2007 and 120 on August 31, 2008. During fourth quarter 2008, we made the decision to establish an office in Monterrey, Mexico to service clients in the Americas.

Non-compensation expenses increased 42.0% to $27.6 million reflecting an increase in expenses related to replacing services previously provided by Morgan Stanley, $0.9 million of public company expenses, and higher occupancy and professional services expenses offset, in part, by the reduction in the expense allocation from Morgan Stanley.

Cost of services increased 19.0% to $35.4 million in fourth quarter 2008 compared to $29.8 million in fourth quarter 2007. Excluding the founders grant, cost of services expenses increased 9.4% to $32.3 million in fourth quarter 2008. Compensation expenses excluding the founders grant increased 13.6% reflecting higher headcount offset, in part, by favorable foreign exchange rates which lowered compensation expense for staff outside the United States. Non-compensation expenses increased 2.5% reflecting an increase in information technology expenses offset, in part, by a lower expense allocation from Morgan Stanley and reduced professional services expenses.

Selling, general and administrative expenses increased 45.0% to $34.6 million in fourth quarter 2008 compared to $23.9 million in fourth quarter 2007. Excluding the founders grant, selling, general and administrative expenses increased 25.3% to $29.2 million in fourth quarter 2008. Compensation expenses excluding the founders grant decreased $2.0 million, or 13.2%, to $13.1 million. The decline was attributable to a lower bonus accrual and favorable foreign exchange rates offset, in part, by higher compensation costs for increased staffing levels. Non-compensation expenses increased 95.8% to $16.1 million reflecting an increase in expenses related to replacing services previously provided by Morgan Stanley, $0.9 million associated with being a public company, and higher occupancy and professional services expenses offset, in part, by a reduction in the expense allocation from Morgan Stanley. Selling expenses increased 11.4% to $14.1 million in fourth quarter 2008 and general and administrative expenses increased 83.0% to $20.5 million.

Expenses related to the founders grant of $8.6 million in fourth quarter 2008 reflected the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant which became effective in connection with our IPO completed in November 2007. Founders grant expenses in fourth quarter 2007 were only $0.8 million reflecting amortization from the IPO on November 14, 2007 through November 30, 2007. Of the $8.6 million of founders grant expenses in fourth quarter 2008, $3.1 million was recorded in cost of services and $5.5 million was recorded in selling, general and administrative. Founders grant expenses increased from the $5.3 million recorded in third quarter 2008 due to lower attrition of employees with founders grant awards.

Interest Expense (Income) and Other, Net
Interest expense (income) and other, net was an expense of $9.8 million in fourth quarter 2008 compared to an expense of $6.8 million in fourth quarter 2007. The $3.0 million increase reflects a $3.0 million write-off for the company’s 17% interest in Alacra, a $0.7 million increase in foreign currency losses, and $1.0 million of lower interest income offset by lower interest expense of $1.9 million.

During the fourth quarter 2008, the Company determined that the $3.0 million carrying value of its 17% interest in Alacra was other than temporarily impaired and, as a result, has written off the full investment. The $3.0 million write-off represents $0.02 per share after-tax. The foreign currency exchange loss was $1.3 million in fourth quarter 2008 compared to a loss of $0.6 million in fourth quarter 2007, which primarily reflects the negative impact of the appreciation of the US dollar on the value of our monetary assets and liabilities held in currencies other than the US dollar.

Provision for Income Taxes
The provision for income taxes decreased 52.4% to $7.6 million in fourth quarter 2008 as a result of lower pre-tax income. The effective tax rate for fourth quarter 2008 was 37.1% compared to 46.5% in fourth quarter 2007. Certain tax items were recorded in fourth quarter 2007 which increased the tax rate. These items include $3.7 million for a settlement with New York State and City authorities for the period 1999-2007 and $1.7 million for the establishment of

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additional tax reserves related to the potential disallowance of certain Research and Experimental tax credits previously allocated to MSCI.

Net Income
Net income decreased 29.7% to $12.8 million in fourth quarter 2008 from fourth quarter 2007 and the net income margin decreased to 11.9% from 17.9%. The decline in net income primarily reflects the impact of higher allocation and replacement expenses related to services provided by Morgan Stanley ($14.2 million in fourth quarter 2008 vs. $7.9 million in fourth quarter 2007), higher founders grant expense ($8.6 million vs. $0.8 million) and the Alacra write-off ($3.0 million), which were offset, in part, by lower income taxes ($7.6 million vs. $15.9 million).

Adjusted EBITDA
Adjusted EBITDA decreased 1.4% to $48.6 million for fourth quarter 2008 from $49.3 million for fourth quarter 2007. See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin decreased to 45.2% in fourth quarter 2008 from 48.5% in fourth quarter 2007. The decrease primarily reflects the decline in our equity index asset based fees revenues and the increase in replacement expenses related to services previously provided by Morgan Stanley.

Summary of Results for Fiscal 2008

Operating Revenues

Total operating revenues for fiscal year ended November 30, 2008 (fiscal year 2008) increased 16.5% to $431.0 million compared to $369.9 million for the fiscal year ended November 30, 2007 (fiscal year 2007). Revenue gains were reported in three of our four product categories. The largest contributor to revenue growth in terms of dollars amount was our Equity Indices business which increased $39.5 million or 19.8% in fiscal year 2008 compared to fiscal year 2007. The 19.8% gain was comprised of a 23.9% gain in revenues from Equity Index subscriptions and a 10.8% gain in revenues from Equity Index asset based fees compared to fiscal year 2007. The change in foreign exchange rates in fiscal year 2008 compared to fiscal year 2007 increased revenues by $4.1 million.

Revenues from our subscription products grew 17.7% in the aggregate for fiscal year 2008 to $361.3 million reflecting increased subscriptions from existing clients as well as new clients. Approximately 81% of our new subscriptions during fiscal year 2008 came from existing clients. On a percentage basis, revenue growth was led by our Multi-Asset Class Analytics products which increased 50.8% to $34.8 million and was primarily driven by new subscriptions to BarraOne. Revenues related to Equity Index subscriptions increased 23.9% to $169.8 million for fiscal year 2008 compared to fiscal year 2007 and Equity Portfolio Analytics increased 9.7% to $132.4 million for fiscal year 2008.

Revenues from Other Products decreased 7.3% to $24.3 million for the fiscal year 2008 compared to the same period in 2007. The decline reflects a decrease of 49.3% in asset based fees from investment products linked to MSCI investable hedge fund indices products and a decrease of 18.8% for fixed income analytics offset by a 20.9% increase for our energy and commodity analytics products.

Our Aggregate Retention Rate was 89.9% for the fiscal year 2008 compared to 91.9% for fiscal year 2007. Our Core Retention Rate was 92.1% for the fiscal year 2008 compared to 93.4% for fiscal year 2007.

In fiscal year 2008, we added 165 net new clients. At November 30, 2008, we had a total of 3,091 clients, excluding clients that pay only asset based fees.

Operating Expenses

Operating expenses for fiscal year 2008 increased 23.0% to $295.2 million compared to fiscal year 2007. Excluding the founders grant, operating expenses increased 12.7% to $269.6 million for fiscal year 2008 with compensation expenses increasing 8.4% to $144.5 million and non-compensation expenses increasing 21.6% to $96.6 million. Excluding both founders grant expenses and allocation and replacement expenses related to Morgan Stanley

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services, operating expenses increased 5.9% to $223.8 million. The impact from foreign currency on expenses for full year 2008 when compared to fiscal year 2007 was insignificant.

In total, allocation and replacement expenses related to Morgan Stanley services were $45.8 million ($9.1 million of compensation and $36.6.million of non-compensation) for fiscal year 2008 compared to $27.7 million ($0.5 million of compensation and $27.2 million of non-compensation) in fiscal year 2007. Expenses associated with replacing services previously provided by Morgan Stanley were $27.5 million in fiscal year 2008 compared to $1.3 million for fiscal year 2007. The expense allocation from Morgan Stanley was $18.3 million for fiscal year 2008 compared to $26.4 million for fiscal year 2007.

Compensation expense increased 26.8% to $170.0 million in fiscal year 2008. Excluding founders grant expenses, compensation expense increased 8.4% to $144.5 million excluding. Compensation expense includes $9.1 million of expenses attributable to employees hired in connection with the replacement of services previously provided by Morgan Stanley. In addition, the increase compared to fiscal year 2007 reflects higher compensation costs for existing staff and new hires. The 21.6% increase in non-compensation expense reflects $18.4 million (including $2.5 million of depreciation expense and $8.8 million of non-recurring expenses) of expenses related to replacing Morgan Stanley services, $3.8 million of public company expenses, and $1.5 million of expenses associated with the May and July 2008 secondary equity offerings, partially offset by the $8.1 million decline in the expense allocation from Morgan Stanley.

Interest Expense (Income) and Other, Net
Interest expense (income) and other, net was an expense of $26.1 million for fiscal year 2008 compared to income of $3.3 million for fiscal year 2007. The $29.4 million difference reflects an increase in interest expense due to interest paid on term loan borrowings under our credit facility, reduction of interest income resulting from lower average cash balances, foreign currency losses, and the write-off of our Alacra investment. The foreign currency loss was $4.3 million for fiscal year 2008 compared to a $0.6 million loss for fiscal year 2007. The foreign currency loss for fiscal year 2008 primarily reflects the negative impact of the appreciation of the US dollar on our monetary assets and liabilities held in currencies other than the US dollar. The write-off for fiscal year 2008 was $3.0 million reflecting our 17% interest in Alacra.

Provision for Income Taxes
The provision for income taxes decreased 20.7% to $41.4 million for fiscal year 2008 compared to fiscal year 2007 as a result of lower pre-tax income. The effective tax rate for fiscal year 2008 was 37.7% compared to 39.1% for fiscal year 2007. Certain tax items were recorded in fiscal year 2007 which increased the tax rate. These items include $3.7 million for a settlement with New York State and City authorities for the period 1999-2007 and $1.7 million for the establishment of additional tax reserves related to the potential disallowance of certain Research and Experimental tax credits previously allocated to MSCI.

Net Income
Net income decreased 15.8% to $68.3 million for fiscal year 2008 from fiscal year 2007 and the net income margin decreased to 15.8% from 21.9%. The decline in net income primarily reflects higher founders grant expense ($25.6 million vs. $0.8 million), higher interest expense ($26.9 million vs. $9.6 million), lower interest income ($8.1 million vs. $13.1 million), higher foreign currency losses ($4.3 million vs. $0.6 million), and the Alacra write-off ($3.0 million), which were offset, in part, by the increase in operating revenues.

Adjusted EBITDA
Adjusted EBITDA increased 22.4% to $194.8 million for fiscal year 2008 from $159.1 million for the comparable period in 2007. See Table 14 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 45.2% for fiscal year 2008 from 43.0% for fiscal year 2007. The increase reflects the operating leverage in the business and disciplined cost management.

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Table 2
Key Metrics

		As of		Change from
	November 30,		August 31,	November 30,	August 31,
	2008	2007	2008	2007	2008
Run Rates [1,2] ($ thousands)
Equity indices
Subscription	$170,992	$141,560	$167,126	20.8%	2.3%
Asset based fees [3]	51,596	76,467	69,741	(32.5%)	(26.0%)
Equity Indices total	$222,588	$218,027	$236,867	2.1%	(6.0%)
Equity portfolio analytics	129,168	124,668	135,280	3.6%	(4.5%)
Multi-asset class analytics	35,105	29,243	32,681	20.0%	7.4%
Other
Subscription	19,699	17,958	19,472	9.7%	1.2%
Hedge fund indices	1,380	5,063	2,781	(72.7%)	(50.4%)
Other total	$21,079	$23,021	$22,253	(8.4%)	(5.3%)
Total Run Rate	$407,941	$394,959	$427,081	3.3%	(4.5%)
Subscription total	$354,965	$313,429	$354,559	13.3%	0.1%
Asset based fees total	$52,976	$81,530	$72,522	(35.0%)	(27.0%)
Subscription based fees by region
% Americas	45%	43%	44%
% non-Americas	55%	57%	56%
Subscription based fees by client type
% Asset Managers	61.6%	63.0%	61.8%
% Broker Dealers	12.1%	11.9%	12.3%
% Hedge Funds	6.1%	5.9%	6.2%
% Asset Owners	6.0%	5.8%	5.8%
% Others	14.3%	13.4%	14.0%
Aggregate Retention Rate [4]	80.6%	89.9%	91.6%
Core Retention Rate [5]	85.3%	90.6%	94.1%
Client Count [6]	3,091	2,926	3,097

ETF Assets linked to MSCI indices ($ billions)
Quarter end	$119.0	$191.7	$166.3	(37.9%)	(28.4%)
Quarterly average	$134.9	$176.9	$178.3	(23.8%)	(24.4%)
Full-time employees	766	637	724

[1] The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2] The run rate at the end of each period has been lowered by $2.5 million to remove contracts that were determined to be non-recurring.
[3] Includes asset based fees for ETFs, institutional indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.
[4] Our Aggregate Retention Rate represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. The Aggregate Retention Rates for non-annual periods are annualized. Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. The Aggregate Retention Rate is for the three month periods ended November 30, 2008, November 30, 2007, and August 31, 2008, respectively.

[5] Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.
[6] The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

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Table 3a
ETF Assets linked to MSCI Indices
(Quarter-End)

	2007				2008
$ in Billions	February	May	August	November	February	May	August	November
AUM in ETFs linked to MSCI Indices	$135.4	$150.2	$156.5	$191.7	$179.2	$199.6	$166.3	$119.0

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$9.8	$5.9	($0.8)	$11.2	($15.2)	$9.9	($31.2)	($63.2)
Cash Inflow/ Outflow	13.3	8.9	7.1	24.0	2.7	10.5	(2.1)	15.9
Total Change	$23.1	$14.8	$6.3	$35.2	($12.5)	$20.4	($33.3)	($47.3)

Source: Bloomberg and MSCI

Table 3b
ETF Assets linked to MSCI Indices
(Quarterly Average)

	2007				2008
$ in Billions	February	May	August	November	February	May	August	November
AUM in ETFs linked to MSCI Indices	$123.8	$140.8	$155.7	$176.9	$183.2	$184.4	$178.3	$134.9

Source: Bloomberg and MSCI

Conference Call Information
Investors will have the opportunity to listen to MSCI Inc.'s senior management review fourth quarter 2008 results on Friday, January 9, 2009 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, www.mscibarra.com, or dial 1- 888-220-8639 within the United States. International callers dial 1- 913-905-3180.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through January 16, 2009. To listen to the recording, visit the investor relations section of www.mscibarra.com, or dial 1-888-203-1112 (passcode: 1248144) within the United States.  International callers dial 1-719-457-0820 (passcode: 1248144).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over USD 3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the controlling shareholder of MSCI Inc. MXB#IR

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For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York	+ 1.866.447.7874

For media inquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888
Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2007 and filed with the Securities and Exchange Commission on February 28, 2008 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Factors Impacting Comparability of Our Financial Results

Net income and EPS for fourth quarter and fiscal year 2008 are not comparable with fourth quarter and fiscal year 2007 because of our IPO, changes in our capital structure, and founders grant expense.

Weighted Shares Outstanding

In November 2007, we completed our initial public offering in which we issued 16.1 million class A common shares. As such, weighted average common shares outstanding for fourth quarter 2008 and fiscal year 2008 include these additional shares while these shares were only outstanding for partial periods in fourth quarter 2007 and fiscal year 2007.

Credit Facility

As of November 30, 2008, we had borrowings of $401.8 million outstanding under our credit facility, comprised of $180.0 million under our term loan A facility and $221.8 million, net of discount, under our term loan B facility. As of November 30, 2007, we had borrowings of $425.0 million under our credit facility. Prior to entering into our credit facility, we had a $625.9 million demand note which was outstanding only for a portion of 2007. Consequently, interest expense (income) and other, net was an expense for fiscal year ended November 30, 2008 compared to income for the comparable period in 2007.

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The term loan A facility and the term loan B facility will mature on November 20, 2012 and November 20, 2014, respectively. Our required principal payments in 2009 and 2010 are $22.3 million and $42.3 million, respectively.

Founders Grant

On November 6, 2007, our Board of Directors approved the award of founders grants to our employees in the form of restricted stock units and/or options. The aggregate value of the grants, which were made on November 14, 2007, was approximately $68.0 million of restricted stock units and options. The restricted stock units and options vest over a four-year period, with 50% vesting on the second anniversary of the grant date and 25% vesting on the third and fourth anniversary of the grant date. The options have an exercise price per share of $18.00 and have a term of ten years subject to earlier cancellation in certain circumstances. The aggregate value of the options is calculated using the Black-Scholes valuation method consistent with SFAS No. 123R.  As a result, operating expenses in fourth quarter and fiscal year 2008 included $8.6 million and $25.6 million of founders grant expense, respectively, compared to $0.8 million for fourth quarter and fiscal year 2007.

Table 4
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	November 30,		August 31,
Amounts in thousands, except per share data	2008	2007	2008
Operating revenues	$107,416	$101,658	$110,399

Operating expenses
Cost of services	35,449	29,784	28,131
Selling, general and administrative	34,640	23,882	37,624
Amortization of intangible assets	7,125	7,125	7,125
Total operating expenses	77,214	60,791	72,880

Operating income	30,202	40,867	37,519

Interest income	(419)	(1,432)	(1,843)
Interest expense	5,810	7,730	5,991
Other expense	4,435	468	3,224
Interest expense (income) and other, net	9,826	6,766	7,372

Income before income taxes	20,376	34,101	30,147

Provision for income taxes	7,551	15,862	11,269

Net income	$12,825	$18,239	$18,878

Earnings per basic common share	$0.13	$0.21	$0.19
Earnings per diluted common share	$0.13	$0.21	$0.19

Weighted average shares outstanding used in computing earnings per share
Basic	100,060	86,733	100,052
Diluted	101,067	86,803	101,698

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Table 5
Operating Revenues by Product Category

	Three Months Ended			Change from
	November 30,		August 31,	November 30,	August 31,
Amounts in thousands	2008	2007	2008	2007	2008
Equity indices
Equity index subscriptions	$45,538	$37,341	$43,666	22.0%	4.3%
Equity index asset based fees	13,472	18,681	18,312	(27.9%)	(26.4%)
Equity indices total	59,010	56,022	61,978	5.3%	(4.8%)
Equity portfolio analytics	32,495	31,625	33,659	2.8%	(3.5%)
Multi-asset class portfolio analytics	9,384	7,700	8,923	21.9%	5.2%
Other products	6,527	6,311	5,839	3.4%	11.8%
Total operating revenues	$107,416	$101,658	$110,399	5.7%	(2.7%)

Table 6
Operating Expenses by Category excluding founders grant
(Compensation vs. Non-compensation)

	Three Months Ended
	November 30,
Amounts in thousands	2008	2007	Change
Compensation	$33,935	$33,424	1.5%
Non-compensation	27,587	19,423	42.0%
Total	61,522	52,847	16.4%
Amortization of intangible assets	7,125	7,125	0.0%
Operating expenses excluding founders grant	68,647	59,972	14.5%
Founders grant	8,567	819	nm
Operating expenses including founders grant	$77,214	$60,791	27.0%

All nm figures are not meaningful

Table 7a
Operating Expenses by Category excluding founders grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	November 30,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$20,877	$18,373	13.6%
Non-compensation	11,465	11,189	2.5%
Total	32,342	29,562	9.4%
Selling, general and administrative
Compensation	13,058	15,051	(13.2%)
Non-compensation	16,122	8,234	95.8%
Total	29,180	23,285	25.3%
Amortization of intangible assets	7,125	7,125	0.0%
Operating expenses excluding founders grant	68,647	59,972	14.5%
Founders grant	8,567	819	nm
Operating expenses including founders grant	$77,214	$60,791	27.0%

All nm figures are not meaningful

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Table 7b
Operating Expenses by Category including founders grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	November 30,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$20,877	$18,373	13.6%
Founders grant	3,107	222	-
Total	23,984	18,595	29.0%
Non-compensation	11,465	11,189	2.5%
Total	35,449	29,784	19.0%
Selling, general and administrative
Compensation	13,058	15,051	(13.2%)
Founders grant	5,460	597	nm
Total	18,518	15,648	18.3%
Non-compensation	16,122	8,234	95.8%
Total	34,640	23,882	45.0%
Amortization of intangible assets	7,125	7,125	0.0%
Operating expenses including founders grant	$77,214	$60,791	27.0%

All nm figures are not meaningful

Table 8a

Allocation and Replacement Expenses Related to Morgan Stanley Services

	Three Months Ended		Fiscal Year Ended
	November 30,		November 30,
Amounts in thousands	2008	2007	2008	2007
Allocation Expenses	$2,272	$6,609	$18,280	$26,415
Replacement Expenses
Compensation	3,659	481	9,132	481
Non-compensation
Recurring	2,320	-	7,012	-
Non-recurring	4,071	821	8,814	821
Depreciation	1,889	-	2,527	-
Non-compensation total	8,280	821	18,353	821
Replacement Expenses - Total	11,939	1,302	27,485	1,302
Total Allocation and Replacement Expenses	$14,211	$7,911	$45,765	$27,717
Compensation Total	3,659	481	9,132	481
Non-Compensation Total	10,552	7,430	36,633	27,236
Total Allocation and Replacement Expenses	$14,211	$7,911	$45,765	$27,717

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 Table 8b

Allocation and Replacement Expenses Related to Morgan Stanley Services
(Cost of Services vs. Selling, General & Administrative)

	Three Months Ended		Fiscal Year Ended
	November 30,		November 30,
Amounts in thousands	2008	2007	2008	2007
Cost of services
Replacement Compensation	-	-	-	-
Allocation	$1,162	$3,398	$8,740	$14,956
Cost of services total	1,162	3,398	8,740	14,956
Selling, general & administrative
Replacement Compensation	3,659	481	9,132	481
Non-Compensation
Allocation	1,110	3,211	9,540	11,459
Replacement
Recurring	2,320	-	7,012	-
Non-Recurring	4,071	821	8,814	821
Depreciation	1,889	-	2,527	-
Non-compensation total	9,389	4,032	27,893	12,280
Selling, general & administrative total	13,049	4,513	37,025	12,761
Total Allocation and Replacement Expenses	$14,211	$7,911	$45,765	$27,717

Table 9
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	November 30,		August 31,
Amounts in thousands	2008	2007	2008
Adjusted EBITDA	$48,590	$49,278	$51,268
Less: Founders grant expense	8,567	819	5,346
Less: Depreciation and amortization	2,696	467	1,278
Less: Amortization of intangible assets	7,125	7,125	7,125
Less: Interest expense (income) and other, net	9,826	6,766	7,372
Less: Provision for income taxes	7,551	15,862	11,269
Net income	$12,825	$18,239	$18,878

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Table 10
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Fiscal Year Ended
	November 30,
Amounts in thousands, except per share data	2008	2007
Operating revenues	$430,961	$369,886

Operating expenses
Cost of services	124,671	121,752
Selling, general and administrative	142,000	91,822
Amortization of intangible assets	28,500	26,353
Total operating expenses	295,171	239,927

Operating income	135,790	129,959

Interest income	(8,142)	(13,143)
Interest expense	26,932	9,586
Other expense	7,357	224
Interest expense (income) and other, net	26,147	(3,333)

Income before income taxes	109,643	133,292

Provision for income taxes	41,375	52,181

Net income	$68,268	$81,111

Earnings per basic common share	$0.68	$0.96
Earnings per diluted common share	$0.67	$0.96

Weighted average shares outstanding used in computing earnings per share
Basic	100,037	84,608
Diluted	101,194	84,624

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Table 11

Operating Revenues by Product Category

	Fiscal Year Ended
	November 30,
Amounts in thousands	2008	2007	Change
Equity indices
Equity index subscriptions	$169,817	$137,089	23.9%
Equity index asset based fees	69,679	62,903	10.8%
Equity indices total	239,496	199,992	19.8%
Equity portfolio analytics	132,398	120,648	9.7%
Multi-asset class portfolio analytics	34,797	23,070	50.8%
Other products	24,270	26,176	(7.3%)
Total operating revenues	$430,961	$369,886	16.5%

Table 12

Operating Expenses by Category excluding founders grant
(Compensation vs. Non-compensation)

	Fiscal Year Ended
	November 30,
Amounts in thousands	2008	2007	Change
Compensation	$144,451	$133,290	8.4%
Non-compensation	96,635	79,465	21.6%
Total	241,086	212,755	13.3%
Amortization of intangible assets	28,500	26,353	8.1%
Operating expenses excluding founders grant	269,586	239,108	12.7%
Founders grant	25,585	819	nm
Operating expenses including founders grant	$295,171	$239,927	23.0%

 All nm figures are not meaningful

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Table 13a
Operating Expenses by Category excluding founders grant
(Cost of Services vs. Selling, General and Administrative)

	Fiscal Year Ended
	November 30,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$75,622	$76,121	(0.7%)
Non-compensation	41,191	45,409	(9.3%)
Total	116,813	121,530	(3.9%)
Selling, general and administrative
Compensation	68,829	57,169	20.4%
Non-compensation	55,444	34,056	62.8%
Total	124,273	91,225	36.2%
Amortization of intangible assets	28,500	26,353	8.1%
Operating expenses excluding founders grant	269,586	239,108	12.7%
Founders grant	25,585	819	nm
Operating expenses including founders grant	$295,171	$239,927	23.0%

All nm figures are not meaningful

Table 13b
Operating Expenses by Category including founders grant
(Cost of Services vs. Selling, General and Administrative)

	Fiscal Year Ended
	November 30,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$75,622	$76,121	(0.7%)
founders grant	7,858	222	nm
Total	83,480	76,343	9.3%
Non-compensation	41,191	45,409	(9.3%)
Total	124,671	121,752	2.4%
Selling, general and administrative
Compensation	68,829	57,169	20.4%
Founders grant	17,727	597	nm
Total	86,556	57,766	49.8%
Non-compensation	55,444	34,056	62.8%
Total	142,000	91,822	54.6%
Amortization of intangible assets	28,500	26,353	8.1%
Operating expenses including founders grant	$295,171	$239,927	23.0%

All nm figures are not meaningful

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Table 14
Reconciliation of Adjusted EBITDA to Net Income

	Fiscal Year Ended
	November 30,
Amounts in thousands	2008	2007
Adjusted EBITDA	$194,845	$159,128
Less: Founders grant expense	25,585	819
Less: Depreciation and amortization	4,970	1,997
Less: Amortization of intangible assets	28,500	26,353
Less: Interest expense (income) and other, net	26,147	(3,333)
Less: Provision for income taxes	41,375	52,181
Net income	$68,268	$81,111

Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over four years.

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